Exhibit 99.1

Limoneira Announces Joint Venture with Agromin for Major Expansion of Organic Recycling Facility

Joint venture to transform green waste and food waste into agricultural benefits while generating expected substantial EBITDA for both partners

SANTA PAULA, Calif.--(BUSINESS WIRE—April 8, 2025 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced entering into a letter of intent to form a 50%/50% joint venture with Agromin Corporation, the largest organics waste recycler in California, to significantly expand their successful organic waste recycling program. The joint venture plans to expand from the existing 15-acre green waste composting facility at Limoneira Ranch in Santa Paula into a 70-acre, commercial-scale composting facility capable of processing both green waste and food waste.

Upon completion, the expanded facility is projected to generate substantial financial returns for both partners, with first-year EBITDA contribution projected at approximately $5.0 million to be shared equally between Limoneira and Agromin. Annual EBITDA contribution is expected to grow to $9.0 million over the next ten years, maintaining the same 50%/50% profit-sharing arrangement. The Company is planning to lease the 70-acre site to the joint venture for approximately $0.6 million annually, strengthening Limoneira’s rental operations business division.

Harold Edwards, President and Chief Executive Officer of Limoneira Company, stated, “This partnership exemplifies our commitment to innovative, sustainable agricultural practices while creating additional value for our stakeholders. By expanding our collaboration with Agromin, we are not only addressing critical waste management challenges in California but also enhancing our agricultural operations by applying compost to improve soil health and increase water conservation.”

Limoneira’s existing organic waste recycling program with Agromin has already proven highly successful, converting regional green waste into valuable mulch that Limoneira uses throughout its agricultural properties. The mulch helps prevent soil erosion, increases water conservation, reduces weed growth, and moderates soil temperatures—all critical factors in sustainable farming operations. The expansion project, which is expected to begin construction in fiscal year 2025 and be completed in phases in 2026, received a significant boost from a $10.0 million grant provided by the State of California’s CalRecycle Organics Grant Program in December 2024. CalRecycle’s Organics Grant Program is a statewide effort to expand capacity and build new organic recycling facilities in California, aiming to lower overall greenhouse gas pollution. This funding will help support the complex transition from green waste processing to a fully permitted food waste composting operation—a process that required 15 years of planning and permitting. Once fully operational, the facility is expected to process approximately 295,000 tons of organic waste per year.

About Limoneira Company

Limoneira Company, a 132-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 10,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

About Agromin

Agromin, headquartered in Oxnard, Calif., is the largest organics recycler in the state. Agromin manufactures earth-friendly soil products for farmers, government entities, landscapers and gardeners and serves over 200 California communities. It works with jurisdictions throughout the state to support their fulfillment of SB 1383 procurement needs. Each year, Agromin receives more than 1 million tons of organic material and then uses a safe, natural and sustainable process to recycle the material into more than 300 eco-friendly soil products for landscape, agriculture, consumer and energy markets. The results are more vigorous and healthier plants and gardens, and on the conservation side, the opportunity to close the recycling loop, allowing more room in landfills and reducing greenhouse gas emissions. Agromin is a U.S. Composting Council Composter of the Year recipient. For more information, go to www.agromin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” "plans", “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the implementation of the joint venture with Agromin; the ability of Limoneira and Agromin to generate the expected financial returns of the joint venture; the possibility that the joint venture will not realize any additional value to our stockholders, and managing the risks in the foregoing; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor:
John Mills
Managing Partner
ICR 646-277-1254